Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of January 1st, 2018 by and between American Well Corporation through its Israeli branch (the “Company”) and Phyllis Gotlib, Israeli ID No. _____ (the “Employee”)

WHEREAS The Company desires to employ the Employee in the position set forth in Exhibit A hereto (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

(a) The Employee shall be employed by the Company in the Position commencing as of the date set forth in Exhibit A hereto (the “Commencement Date”).

(b) The Employee shall be under the direct supervision of and comply with the directives of the initial supervisor set forth in set forth in Exhibit A hereto (the “Supervisor”), or such other individual(s) as the Company may designate from time to time. The Employee’s primary role is to serve as President, American Well International. However, the Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity.

(c) During the course of employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his/her efforts and the best of his/her qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Company’s management. The Employee shall at all times act in a manner suitable of his position and status in the Company.

(d) Employee’s employment with the Company is subject to all Company relevant policies and procedures, and the Company retains the right to change its respective policies or procedures at any time. The Employee is required to read and remain familiar with relevant policies. Following receipt of the certain of these policies, the Employee may be required to acknowledge that s/he has read and understood them by signing and returning the acknowledgment form.

(e) The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which s/he has a personal interest and/or which might create a conflict of interest with his/her position in the Company.

(f) The Employee agrees to devote total attention and full time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement the Employee shall not be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of the senior management of the Company. Notwithstanding the foregoing, Employee may continue her involvement with Flare Capital and her charitable pursuits during the term of this Agreement.

(g) The Employee shall be employed on a full-time basis. The Employee shall work no less than forty-three (43) hours per week. The Employee shall work no less than 8.6 hours per day, during normal business hours, Sunday through Thursday, unless otherwise expressly authorized in writing by the Supervisor. The Employee will also work outside of regular working hours and outside of regular working days, as may be required by the Company from time to time, and/or as may be required to fulfill the Employee’s responsibilities. In order to avoid calculation of the Employee’s overtime payment entitlement on a monthly basis, the Employee will be entitled to the Overtime Payment for forty (40) global work hours per month (the “Overtime Quota”). It is clarified that the Overtime Payment will be payable regardless of actual overtime hours performed, and that no deductions will be made from the Employee’s Salary if the Overtime Quota is not reached. The Employee must obtain the Company’s prior approval for work in excess of such Overtime Quota and notify the Company in writing in the event this average quota is exceeded.

(h) The Employee hereby represents and undertakes to the Company all of the following:

(i) All information supplied by the Employee to the Company is true and complete.

(ii) There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(iii) To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this Agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(iv) In carrying out the Employee’s duties under this Agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, or enter into any agreement with any third party, whether in writing, orally, by electronic means or otherwise, except as expressly and in advance authorized so todo.

(v) The Employee acknowledges and agrees that the Company is entitled to set policies regarding the use of electronic mail transmissions, social media, internet usage and their content as they relate to Employee’s employment. Subject to applicable law, the Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or upon the Company’s computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data The Employee should not consider messages and data sent from, received by, or stored in or upon the Company’s computer and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems. Subject to applicable law, the Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the Company’s computer and communications systems, including without limitation electronic mail. The Employee shall fully comply with the Company’s policies regarding computer and network, as may be in effect from time to time, as set forth on the Company’s intranet.

(vi) The Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process the Employee’s personal information, including without limitation data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to the Employee’s employment only, such as management teams and human resource personnel. The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration or in connection with transactions entailing or impacting Company employees.

(vii) The Employee is aware of the need for frequent travel outside of Israel, for short or long periods, and agrees to perform such travel as may be necessary to fulfill his duties under this Agreement in accordance with the Company’s travel and expense policy.

(viii) The Employee undertakes to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company except for the Employee’s immediate family members and personal advisors who are subject to confidentiality obligations.

2.	Salary; Bonus

The Employee shall be entitled to the Salary and may earn an annual Bonus, each as set forth in Exhibit A hereto. The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to the Employee as may be in effect or which may hereafter be enacted or required by law. The Employee shall notify the Company of any change which may affect the Employee’s tax liability. The Salary and Bonus, if any, will be paid in NIS at the conversion rate to U.S. Dollars which is in effect as of the date of each payment. All mandatory transportation expenses shall be considered included in the Salary.

3.	Employee Benefits

(a) Benefits. The Employee shall be entitled to the benefits set forth below and in Exhibit A hereto.

(i) Manager’s Insurance/ Pension Plan

The Company will insure the Employee under a “Manager’s Insurance Policy” (“Bituach Menahalim”) (“Policy”) or a Pension Fund (“Pension Fund”), to be selected by the Employee, such that, at the end of each month during the employment of Employee, the Company shall pay for the preceding month to the Policy or to the Pension Fund (such payment, the “Company’s Contribution”), as follows: 1.8.33% of the Salary for severance pay component; and 2. for savings and risk component, either a. in the case of a Pension Fund, 6.5% (or such other percentage mandated by applicable law or expansion order) of the Salary (“Pension Contribution Amount”), subject to deduction of Employee’s Contributions, as detailed below, orb.in the case of a Policy, i.at least 5% of the Salary (“Policy Contribution Amount”), subject to deduction of Employee’s Contributions, as detailed below; and, in addition, ii. up to 2.5% of the Salary towards loss of working capacity disability insurance (depending on the cost to the Company necessary to provide coverage) to be purchased by the Company (“Insurance Contribution Amount”); provided however that the Policy Contribution Amount, when aggregated with the Insurance Contribution Amount, shall not be less than the Pension Contribution Amount and not be greater than 7.5% of the Salary. The Employee agrees that the Company shall deduct from the Salary an amount equal to 6% (or such other percentage mandated by applicable law or expansion order) of the Salary for the preceding month, and shall pay such amount as premium payable in respect for savings and risk component of the Policy or the Pension Fund, as the case may be (the “Employee’s Contributions”). If the Employee elects to be insured under a combination of the Policy and Pension Plan, the Employee may determine the allocation between the two, provided that, in any event the Company’s contributions will not exceed the maximum amounts set forth above.

Unless otherwise mandated by applicable law, the appointment of the insurance agent for the Policy and/or Pension Fund (as applicable) will be in the sole discretion of the Company.

In the event that this Agreement shall be terminated in circumstances, which would entitle the Employee to receive severance pay, the Company shall transfer the Policy and/or Pension Fund (as applicable) to the Employee. In the event that this Agreement shall be terminated in circumstances which would entitle the Company not to pay the Employee severance pay, it shall transfer to the Employee only the Employee’s Contributions.

The Employee hereby agrees and acknowledges that all of the payments that the Company shall make to the abovementioned Policy and/or Pension Fund shall be instead of any severance pay to which the Employee or Employee’s successors shall be entitled to receive from the Company with respect to the salary from which these payments were made and the period during which they were made (the “Termination Salary”), all in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Severance Pay Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Exhibit B. The Company hereby waives in advance any claim it has or may have to be refunded any of the payments made to the manager’s insurance policy, unless (1) the Employee’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Severance Pay Law (and in such case only to the extent it is invalidated), or (2) the Employee withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event”. An “Entitling Event” means death, disability or retirement at the age of 60 or more.

The Company’s Contribution to the Policy and/or Pension Fund shall be calculated solely based on the Salary, and the Employee’s entitlement to severance pay, if any, shall be calculated solely based on the Salary and no other payment, right or benefit to which the Employee is entitled (if entitled) under this Agreement, by law or otherwise shall be taken into account in such calculations.

(ii) Sick Leave. The Employee will be entitled to sick leave as provided by law and Company policy in effect from time to time. Any payment from disability insurance will be on account of sick leave pay.

(iii) Annual Recreation Allowance (Dme’i Havra’a). The Employee shall be entitled to annual recreation allowance, according to the applicable directive.

(iv) Vacation. The Employee shall be entitled to annual vacation of the number of working days set forth in Exhibit A. A “working day” shall mean Sunday to Thursday inclusive, and Saturday shall be the weekly day of rest of the Employee. The dates of vacation will be coordinated between the Employee and the Company. Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave in accordance with applicable law, or at set periods determined by the Company.

(v) Educational Fund (Keren Hishtalmut). The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Salary up to the limit recognized for tax purposes and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month’s payment, up to the limit recognized for tax purposes. The Company reserves the right not to release to the Employee the amounts contributed by the Company to the educational fund in the event that Employee’s termination was with “Cause,” as defined herein. No amount remitted by the Company in respect of this Section shall be considered as part of the Salary for any purpose, including for purposes of severance pay calculation.

(vi) Options. The Company will recommend that its Board of Directors (“Board”) approve a grant of an option to the Employee to purchase 25,000 shares of common stock, $0.01 par value per share (“Common Stock”), on terms to be determined by the Board (the “Options”). The option grant is subject to and contingent upon (a) the terms and conditions of the Company’s option plan, including any appendix thereto; (b) the execution of an Option Agreement, and subject to the terms and conditions thereof; and (c) the resolution of the Board, and subject to the terms and conditions thereof The Employee acknowledges that if required under law, all applicable withholding taxes owed to the tax authorities in connection with the Options, including as a result of exercise of Options, will be withheld and paid prior to issuing any shares to the Employee. Notwithstanding the foregoing, the Employee shall remain solely liable for the payment of all taxes in connection with the granting and exercise of options. The Option Agreement will state that 6,250 shares of Common Stock will become exercisable on the one year anniversary of the grant date, and thereafter an additional 1,563 shares of Common Stock shall vest quarterly in arrears until such Option is exercisable in full.

(b) During any period of the Employee’s military reserve service, the Company shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Company.

4.	Expenses and overseas travel

The Employee shall be entitled to receive prompt reimbursement of business expenses, and other out-of-pocket expenses incurred by him/her in connection with the performance of duties hereunder provided that the expenses have been approved in advance in accordance with an expense reimbursement policy adopted by the Company and written receipts are produced for the same in a form acceptable to the Company. All travel will be conducted in accordance with relevant Company procedures and decisions. Overseas Per Diem reimbursement shall be done in accordance with an expense reimbursement policy adopted by the Company. Notwithstanding, all travel will be in business class.

5.	Cellular Phone

The Company shall reimburse Employee for Employee’s monthly charges with respect to his/her cellular phone (the “Cellular Phone”), for use in connection with Employee’s duties hereunder, pursuant to Company’s policy, as may be amended from time to time.

6.	Car Leasing

Employee may participate in Company’s car leasing arrangement (the “Lease Arrangement”). In such an event, the Company and Employee shall execute an addendum reflecting the terms of Employee’s lease of the car.

7.	Term and Termination

(a) The term of employment under this Agreement will begin as of the Commencement Date and will continue indefinitely, unless either party gives the other prior written notice of termination as set forth in Exhibit A.

In addition, the Company shall have the right to terminate this Agreement at any time by written notice in the event of Cause (as defined below). In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice without any prior notice obligations or payment in lieu thereof

The term “Cause” shall mean: (i) Employee’s conviction of a criminal offense (other than minor traffic offenses), (ii) a material breach of the Employee’s fiduciary duties towards the Company or its parent company, including without limitation theft, embezzlement, or self-dealing, (iii) engagement in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure obligations towards the Company; (iv) a material breach of any term of any employment, confidentiality, intellectual property or non-competition agreements, as applicable, including, without limitation, this Agreement, by the Employee; (v) a material violation of Company policy; or (vi) any circumstances under which severance pay (or part of them) may be denied from the Employee upon termination of employment under the applicable Israeli law.

(b) In the event that the Company terminates the Employee’s employment at its discretion after providing advance written notice to the Employee under sub-section (a) above, then during such period, the Employee shall be entitled to compensation pursuant to Sections 2 and 3 hereof (or their cash equivalent).

(c) In any event of the termination of this Agreement, the Employee shall immediately return all Company property, equipment, materials and documents and the Employee shall cooperate with the Company and use the Employee’s best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. At the option of the Company, the Employee shall during such period either continue with his duties or remain absent from the premises of the Company. Under no circumstances will the Employee have a lien over any property provided by or belonging to the Company.

(d) Notwithstanding anything contained herein to the contrary, the Company at its sole discretion may terminate this employment relationship with immediate effect (i.e. prior to the end of the notice period set forth in subsection (a) above) so long as it pays the Employee the compensation that would have been due pursuant to Section 2 and 3 above during the notice period.

8.	Confidentiality and Proprietary Rights; Additional Policies

The Employee has executed and agrees to be bound by the Employee Proprietary Information and Non-Competition Agreement attached as Exhibit C to this Agreement, which provisions will be deemed an integral part of this Agreement and will survive termination of this Agreement for any reason. The employee agrees to abide by all Company’s policies, procedures and guidelines related to Information Security—with specific attention to any Protected Health Information (PHI) and/or sensitive Personally Identifiable Information (sPII).

9.	Successors and Assigns

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

10.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	American Well Corporation through its Israeli branch 11 Menachem Begin Road, Ramat Gan, Israel.
The Employee:	At his address in Exhibit A or as updated from time to time by the Employee.

11.	Prevention of Sexual Harassment

The Company views violations of the Law for Prevention of Sexual Harassment (the “Law”) in a severe light. The Employee acknowledges being informed of the Company’s policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Law in the Company.

12.	Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party, or failure to strictly enforce any term hereof, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall not be modified or otherwise affected by unwritten “customs” under Israeli employment law, or other terms effective for other employees of the Company. Each provision of this agreement is severable, and a finding that a term of this agreement is invalid, contrary to, or in conflict with, any law or regulation shall not affect the remainder of this agreement.

13.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

14.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision. ,

15.	Entire Agreement

(a) This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law-2002.

*                *

IN WITNESS WHEREOF:

American Well Corporation		Phyllis Gotlib

	/s/ Brad Gay	/s/ Phyllis Gotlib
Name:	Brad Gay
Title:	General Counsel
Dated:	4/19/2018

American Well Corporation

Company No. 560034696

EXHIBIT A-TERMS OF EMPLOYMENT

to Employment Agreement dated January 1, 2018

1.	Personal Details:

Name of Employee:	Phyllis Gotlib
ID Number:

2.	Position: PRESIDENT, AMERICAN WELL INTERNATIONAL

3.	Commencement Date: The Employee will be employed by the Company commencing as of JANUARY 1st, 2018.

4.	Supervision: The Employee shall initially be under the direct supervision of and comply with the directives of Dr. Ido Schoenberg.

5.

Salary: The Company agrees to pay to the Employee during the term of this Agreement: (i) a gross amount of $318,750 per year (the “Base Salary”), (ii) since the Employee may be required to work outside of regular working hours and outside of regular working days as stated above in Section l(g), a gross amount of $56,250 per year {the “Overtime Payment”) on account of all such hours. The Base Salary and the Overtime Payment shall constitute the “Salary” for purposes of this Agreement.

In addition to the Salary, and only if no leased car is provided pursuant to Section 6. to Employee, a gross amount as required by applicable law to account for all travel expenses, including car expenses incurred by Employee (the “Travel Allowance”).

The Salary and the Travel Allowance will be paid no later than the 9th day of each month, one month in arrears, in NIS, after deduction of any and all taxes and charges applicable to the Employee as may be in effect or which may hereafter be enacted or required by law. The Employee shall notify the Company of any change which may affect the Employee’s tax liability. The Salary and Travel Allowance will be paid in NIS at the conversion rate to U.S. Dollars which is in effect as of the date of each payment.

6.

Bonus: Employee will be eligible to receive an annual bonus of up to $300,000. Employee’s annual bonus, if any, will be payable after the close of the fiscal year. The criteria for, and attainment of, Employee’s discretionary bonuses will be at the sole discretion of Supervisor and the Board and may be based on Employee’s individual performance and achievement of corporate goals. The Bonus, if any, will be paid in NIS at the conversion rate to U.S. Dollars which is in effect as of the date of each payment.

7.	Employee Benefits: The Employee shall be entitled to the following benefits:

(a)	Managers Insurance / Pension Plan. As described in the Employment Agreement.

(b)

Vacation: The Employee shall be entitled to an annual vacation of 21 working days at full pay. Subject to applicable law and Company policy (as such policy may be amended from time to time), the Employee may accrue up to 25 unused vacation days.

(c)	Educational Fund (Keren Hishtalmut). As described in the Employment Agreement.

8.	Prior Notice upon Termination: Either party may terminate the Agreement upon prior written notice to the other party of 30 days.